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                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT

CANADIAN WASTE SERVICES, INC., for and on behalf of its affiliated corporations (collectively referred to as the "Company"), and JEFF M. HARRIS (the "Employee") agree to enter into this EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 3, 1999 as follows:

1. EMPLOYMENT.

The Company shall employ Employee, and Employee shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT.

The period of Employee's employment under this Agreement shall begin as of November 3, 1999, and shall continue for a period of two (2) years thereafter (the "Initial Term") and shall be automatically renewed for successive one (1) year periods thereafter, unless Employee's employment is terminated in accordance with Section 6 below.

3. DUTIES AND RESPONSIBILITIES.

(a) Employee shall serve as President, Canadian Waste Services, Inc. In such capacity, Employee shall perform such duties as may be assigned to Employee from time to time by the Company.

(b) Employee shall faithfully serve the Company, devote Employee's full working time, attention and energies to the business of the Company and perform the duties under this Agreement to the best of Employee's abilities.

(c) Employee shall (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) comply with the Company's rules, procedures, policies, requirements, and directions; and (iii) not engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4. COMPENSATION AND BENEFITS.

(a) BASE SALARY. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of Three Hundred Thousand (US$300,000) United States Dollars per year, or such higher rate as may be determined from time to time by the Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for employees.

(b) TAX EQUALIZATION. Your annual income tax will be equalized as per the Waste Management Equalization Policy. According to this policy, Waste Management will take the benefit of the foreign earned income exclusion, but equalize you for income other than your base compensation, bonus, foreign service premium, stock options exercise and any personal income you have. In accordance with the expatriate tax equalization policy, the Company will provide you with assistance in the preparation of U.S. and foreign tax returns.

(c) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties hereunder in accordance with the Company's customary practices applicable to employees, provided that such expenses are incurred and accounted for in accordance with the Company's policy.


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(d)      BENEFIT PLANS. Employee shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, practices or arrangements, or any other benefit plan or arrangement, generally made available by the Company to employees of similar status and responsibilities.

(e)      VACATION. Employee shall receive four (4) weeks vacation annually.

(F) STOCK OPTIONS. Employee shall be awarded Fifty-five Thousand (55,000) Waste Management stock options, subject to the approval of the Compensation Committee of the Board of Directors. The award, vesting and exercising of all options shall be subject to the provisions of the Waste Management, Inc. Stock Incentive Plan.

(G) AUTOMOBILE. Company shall provide a vehicle (make and model to be determined by Company for the term of the contract) or a monthly auto allowance. Company's obligation to provide a vehicle or allowance will cease upon commencement of severance or termination of this Agreement.

(H) OTHER. Company will provide an apartment in Toronto and pay for reasonable living expenses including utilities, telephone (except for personal calls) and parking. Company will pay reasonable travel expenses to and from Detroit, one round trip per week, coach fare.

5. TERMINATION OF EMPLOYMENT.

Employee's employment hereunder may be terminated under the following circumstances:

(a) DEATH. Employee's employment hereunder shall terminate upon Employee's death.

(b) TOTAL DISABILITY. The Company may terminate Employee's employment hereunder upon Employee's becoming "Totally Disabled". For purposes of this Agreement, Employee shall be "Totally Disabled" if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the usual and customary duties under this Agreement. Employee's receipt of disability benefits under the Company's long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee's receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment hereunder for "Cause" at any time after providing written notice to Employee.

         (i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (a) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (b) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (c) fraud or embezzlement determined in accordance with the Company's normal, internal investigative procedures consistently applied in comparable circumstances; (d) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or (e) breach of any of the covenants set forth in Section 7 hereof.


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         (ii)     An individual will be considered to have been terminated for
                  Cause if the Company determines that the individual engaged in an act constituting Cause at any time prior to a payment date for an award, regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for Cause.

         (iii) Any determination of Cause under this Agreement shall be made by the Company after giving Employee a reasonable opportunity to be heard.

(d) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate employment hereunder at any time after providing ninety (90) days' written notice to the Company.

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Employee's employment hereunder without Cause at any time after providing written notice to Employee.

6. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Employee's employment hereunder is terminated, Employee shall be entitled to the following compensation and benefits upon such termination:

(a) TERMINATION BY REASON OF DEATH. In the event that Employee's employment is terminated by reason of Employee's death, the Company shall pay the following amounts to Employee's beneficiary or estate:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of death.

         (ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Employee's death) which would have been payable to Employee if Employee had continued in employment until the end of the 30 day term beginning on the date of Employee's death. Such amount shall be paid in a single lump sum cash payment within thirty (30) days after Employee's death.

(b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Employee's employment is terminated by reason of Employee's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Employee:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii)    An amount equal to

                  (a) the Base Salary (at the rate in effect as of the date of Employee's Total Disability) which would have been payable to Employee if Employee had continued in active employment


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                           until the end of the 6-month period beginning on the
                           date of Employee's termination; reduced by

                  (b) the maximum annual amount of the long term disability benefits payable to Employee under the Company's long-term disability plan as determined prior to the reduction of such benefits under the terms of the plan for other disability income.

                  Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period.

(c) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION BY EMPLOYEE. In the event that Employee's employment is terminated by the Company for Cause pursuant to Section 5(c), or Employee terminates employment pursuant to
         Section 5(d), the Company shall pay the following amounts to Employee:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(d) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that Employee's employment is terminated by the Company pursuant to Section 5(e) for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to Employee:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) The Base Salary (at the rate in effect as of the date of Employee's termination) which would have been payable to Employee if Employee had continued in active employment until the later of: (a) the period ending on the last day of the current term; or (b) the end of the twelve (12) month period beginning on the date of Employee's termination. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period. The Employee shall also be eligible for a bonus or incentive compensation payment to the extent bonuses are paid to similarly situated employees, pro-rated for the year in which the Employee is terminated, and paid when similarly situated employees are paid.

         (iv) The Company completely at its expense will continue for Employee and Employee's spouse and dependents, group health plans, programs or arrangements, in which Employee was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earlier of:
                  (a) last day of period during which Employee receives payment in accordance with clause (iii) above; (b) Employee's death (provided that benefits payable to Employee's beneficiaries shall not terminate upon Employee's death); or (c) with respect to any particular plan, program or arrangement, the date Employee becomes covered by a comparable benefit provided by a subsequent employer.


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(e)      NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this
         Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of Employee's termination or resignation of employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(F) SUSPENSION OR TERMINATION OF BENEFITS AND COMPENSATION. In the event that the Company, in its sole discretion determines that, without the Company's express written consent, Employee has

         (i) directly or indirectly engaged in, assisted or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor, or any type of principal whatsoever, in any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates, or

         (ii) directly or indirectly, for or on behalf of any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates (a) solicited or accepted from any person or entity who is or was a client of the Company during the term of Employee's employment hereunder or during any of the twelve calendar months preceding or following the termination of Employee's employment any business for services similar to those rendered by the Company, (b) requested or advised any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company, or (c) requested or advised any employee of the Company to terminate his or her employment with the Company;

         the Company shall have the right to suspend or terminate any or all remaining benefits payable pursuant to Section 6 of this Agreement. Such suspension or termination of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Employee.

7. RESIGNATION BY EXECUTIVE FOR GOOD REASON AND COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

(a) RESIGNATION FOR GOOD REASON FOLLOWING CHANGE IN CONTROL. In the event a "Change in Control" occurs, Executive will be paid the compensation described in this Section 7 if Executive resigns or is terminated (both a "resignation" and "termination" being referred to as "termination" for the purposes of this Section 7) from employment with the Company at any time prior to the six (6) month anniversary of the date of the Change in Control following the occurrence of any of the following events:

         (i) the removal of Executive as President of Canadian Waste Services, Inc., except in connection with the termination of Executive's employment as a result of death, or by the Company for Disability or Cause, or by Executive other than for the reasons described in this Section 7(a);

         (ii) a reduction by the Company in Executive's Base Salary as in effect immediately before a Change in Control plus all increases therein subsequent thereto;

         (iii) the failure of the Company substantially to maintain and to continue Executive's participation in the Company's benefit plans as in effect immediately before a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately before a Change in Control, unless such reduction or termination is required by law;

         (iv) the failure of the Company to provide Executive with an appropriate adjustment to compensation


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                  such as a lump sum relocation bonus, salary adjustment and/or housing allowance so that Executive can purchase comparable primary housing if required to relocate (it being the intention of this Section 7[a][iv] to keep the Executive "whole" if required to relocate). In this regard, comparable housing shall be determined by comparing factors such as location (taking into account, by way of example, items such as the value of the surrounding neighborhood, reputation of the public school district, if applicable, security and proximity to Executive's place of work), quality of construction, design, age, size of the housing and the ratio of the monthly payments including principle, interest, taxes and insurance to the Executive's take home pay, to housing most recently owned by Executive prior to, or as of the effective date of the change of control;

         (v) the failure by the Company to pay Executive any portion of Executive's current compensation, or any portion of Executive's compensation deferred under any plan, agreement or arrangement of or with the Company, within seven (7) days of the date such compensation is due; or

         (vi) the failure by the Company to obtain an assumption of, and agreement to perform the obligations of the Company under this Agreement by any successor to the Company.

(b) COMPENSATION PAYABLE. In the event that Executive terminates employment pursuant to Section 7(a), the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4c hereof, shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) The payments and benefits provided for in Section 6(d) except that the period with respect to which severance is calculated pursuant to Section 6 (d) (iii) will be three years and the benefit continuation period in Section (d) (iv) will be three years.

         (iv) Executive will be 100% vested in all benefits, awards, and grants (including stock options) accrued but unpaid as of the date of termination under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment (the "bonus payment"), payable at 100% of the maximum bonus available to Executive. The bonus payment shall be payable within five (5) days after the effective date of Employee's termination. Employee shall have until the expiration date shown on the stock option award in which to exercise the options which have vested pursuant to this section.

         Except as may be provided under this Section 7 or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's resignation from employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such resignation or termination.

(c) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. In the event that any portion of the benefits payable under this Agreement, and any other payments and benefits under any other agreement with, or plan of the Company to or for the benefit of the Executive (in aggregate, "Total Payments") constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), then the Company shall pay the Executive as promptly as practicable following such determination an additional amount (the "Gross-up Payment") calculated as described below to reimburse the Executive on an after-tax basis for any excise tax imposed on such payments under
         Section 4999 of the Code. The Gross-up Payment shall equal the amount, if any, needed to ensure that the net parachute payments


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         (including the Gross-up Payment) actually received by the Executive after the imposition of federal and state income, employment and excise taxes (including any interest or penalties imposed by the Internal Revenue Service), are equal to the amount that the Executive would have netted after the imposition of federal and state income and employment taxes, had the Total Payments not been subject to the taxes imposed by
         Section 4999. For purposes of this calculation, it shall be assumed that the Executive's tax rate will be the maximum federal rate to be computed with regard to Section 1(g) of the Code.

         In the event that the Executive and the Company are unable to agree as to the amount of the Gross-up Payment, if any, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to a Change-in-Control) by the Company regarding federal income tax matters and such law firm or accounting firm shall determine the amount of Gross-up Payment and such determination shall be final and binding upon the Executive and the Company.

(d) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

         (i) Any transfer to, assignment to, or any acquisition by any person, corporation or other entity, or group thereof, of the beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

         (ii) As a result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

8. RESTRICTIVE COVENANTS

(a) COMPETITIVE ACTIVITY. Employee covenants and agrees that at all times during Employee's period of employment with the Company, and while Employee is receiving payments pursuant to Section 6 of this Agreement, Employee will not, directly or indirectly, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company's specific written consent to do so. Furthermore, in consideration of the specialized training and access to confidential information, for a period of one (1) year after the date of termination of Employee's employment, or one (1) year following the cessation of payments made pursuant to Section 6 of this Agreement, whether such termination is voluntary or involuntary, by wrongful discharge, or otherwise, whichever date is later, Employee will not directly or indirectly, engage in a competitive activity in any of the geographic markets in which the Employee has worked for the twelve (12) months preceding his termination, or within 75 miles of the principal place of business of the Company, the principal place of business of any corporation or other entity owned, controlled by (or otherwise affiliated with) the Company by which Employee may also be employed or served by Employee, or any other geographic location in which Employee has specifically represented the interests of the Company or such other affiliated entity, during the twelve (12) months prior to the termination of Employee's employment, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity


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         which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company's specific written consent to do so.

(b) NON-SOLICITATION. Employee covenants and agrees that at all times during Employee's period of employment with the Company, and for a period of one (1) year after the date of termination of Employee's employment, or the date of the cessation of payments made to the Employee pursuant to Section 6 of this Agreement, whichever is later, whether such termination is voluntary or involuntary by wrongful discharge, or otherwise, Employee will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) directly or indirectly request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer's business with the Company; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company; or (v) individually of through any person, firm, association or corporation with which Employee is now or may hereafter become associated, cause, solicit, entice, or induce any present or future employee of the Company, or any corporation affiliated with the Company to leave the employ of the Company, or such other corporation to accept employment with, or compensation from, the Employee or any such person, firm, association or corporation without the prior written consent of the Company.

(c) NON-DISPARAGEMENT. Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

(d) PROTECTED INFORMATION. Employee recognizes and acknowledges that Employee has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management,
         (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information"). Employee therefore covenants and agrees that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

9. ENFORCEMENT OF COVENANTS.

(a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Employee agrees that any breach by Employee of any of the covenants set forth in
         Section 7 hereof during Employee's employment by the Company, shall be grounds for immediate dismissal of Employee and forfeiture of any accrued and unpaid salary, bonus, commissions or other compensation of such Employee as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Employee.

(b) RIGHT TO INJUNCTION. Employee acknowledges that a breach of the covenants set forth in Section 7 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach of anticipatory breach of the covenants set


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         forth in this section by Employee, Employee and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; (i) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in this section.

(c) SEPARABILITY OF COVENANTS. The covenants contained in Section 7 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations permitted by applicable laws, Employee and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and the Company further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 7.

10. WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11. NON-DISCLOSURE OF AGREEMENT TERMS.

Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee's immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

12. SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

13. ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Employee.

14. ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee's employment by the Company. It may not be amended except by a written agreement signed by both parties.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

16. NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

         To the Company:         Waste Management, Inc.
                                 1001 Fannin, Suite 4000
                                 Houston, Texas 77002
                                 Attention: Corporate Secretary

         To Employee:            At the address for Employee set forth below.

17. MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. Subject to Section 8 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CANADIAN WASTE SERVICES, INC.

By:  /s/ Susan Piller
    -----------------------------------------------

Name:  Susan Piller
      ---------------------------------------------

Title:  Senior Vice President of Employee Relations
       --------------------------------------------

Date:  1/25/00
      ---------------------------------------------


EMPLOYEE

     Jeff M. Harris
    -----------------------------------------------

Date:  1/20/00
      ---------------------------------------------

Address:
         ------------------------------------------

---------------------------------------------------


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